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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1998
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                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Starwood Hotels & Resorts Trust
                   Starwood  Hotels & Resorts Worldwide, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

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

[STARWOOD LOGO]                                                       [ITT LOGO]

STARWOOD HOTELS & RESORTS TRUST   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.  ITT
CORPORATION

To the Stockholders of ITT Corporation:

     You should have already received a Notice of Special Meeting of Stockholders accompanied by a Joint Proxy Statement/Prospectus dated January 14, 1998 relating to the Special Meeting of Stockholders of ITT Corporation ("ITT") to be held on February 12, 1998 at the New York Ballroom of the Sheraton New York Hotel & Towers at 11:30 a.m., local time, to adopt and approve the Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement"), among Starwood Hotels & Resorts Worldwide, Inc. (formerly Starwood Lodging Corporation) (the "Corporation"), Starwood Hotels & Resorts Trust (formerly Starwood Lodging Trust) (the "Trust"), Chess Acquisition Corp. ("Merger Sub") and ITT. The Merger Agreement contemplates, among other things, that Merger Sub will be merged with and into ITT (the "Merger"), with the result that (a) ITT will become a subsidiary of the Corporation and (b) each outstanding share of Common Stock, no par value, of ITT ("ITT Common Stock"), together with the associated preferred share purchase right, other than shares held by ITT, the Corporation, the Trust or any of their respective wholly owned subsidiaries, will be converted into the right to receive, at the holder's election, $85 in cash or shares of common stock, par value $.01 per share, of the Corporation ("Corporation Shares") and shares of beneficial interest, par value $.01 per share, of the Trust ("Trust Shares" and, when paired with the Corporation Shares, "Paired Shares") with a value of $85, subject to certain collar provisions; provided that the aggregate number of shares of ITT Common Stock to be converted into the right to receive cash shall not exceed 30% nor be less than 18% of the total number of shares of ITT Common Stock outstanding immediately prior to the effective time of the Merger. Pursuant to the Merger Agreement, each holder of ITT Common Stock will also be entitled to receive for each share of ITT Common Stock converted in the Merger additional cash consideration in an amount equal to the interest that would accrue (without compounding) on $85 at an annual rate of 7% during the period from and including January 31, 1998 to but excluding the date of closing of the Merger. The terms of the Merger Agreement and the Paired Shares to be issued in connection therewith are described in the Joint Proxy Statement/Prospectus. You are urged to read the Joint Proxy Statement/Prospectus carefully.

     Enclosed please find a Form of Election which allows you to elect to have your shares of ITT Common Stock converted into (i) $85.00 in cash (a "Cash Election") or (ii) Paired Shares at the Exchange Ratio (as defined in the accompanying Form of Election) (a "Share Election"). In order for your election to be effective, ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent") must receive a properly completed Form of Election, accompanied by all stock certificates representing shares of ITT Common Stock held by you (or a proper guarantee of delivery), NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, FEBRUARY 11, 1998 (THE "ELECTION DATE"). NOTWITHSTANDING THE ELECTION YOU MAKE, THE AMOUNT OF CASH AND THE NUMBER OF PAIRED SHARES TO BE ISSUED IN THE MERGER IS SUBJECT TO PRORATION IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

     ITT stockholders making Cash Elections or Share Elections may not receive the form of consideration they elect because the aggregate number of shares of ITT Common Stock to be converted into cash in the Merger is limited to 30% of the total number of shares of ITT Common Stock outstanding immediately prior to the effective time of the Merger and the aggregate number of shares of ITT Common Stock to be converted into Paired Shares in the Merger is limited to 82% of the total number of shares of ITT Common Stock outstanding immediately prior to the effective time of the Merger. ITT stockholders making Cash Elections may receive Paired Shares instead of cash for some of the shares of ITT Common Stock covered by such Cash Elections if Cash Elections are received for more than 30% of the outstanding shares of ITT Common Stock.

Similarly, ITT stockholders making Share Elections may receive cash instead of Paired Shares for some of the shares of ITT Common Stock covered by such Share Elections if Share Elections are received for more than 82% of the outstanding shares of ITT Common Stock.

     If you have any questions regarding the Form of Election, you may contact D.F. King & Co., Inc., the Information Agent, toll free at (800) 290-6428. Additional copies of the Joint Proxy Statement/Prospectus or the Form of Election may also be obtained from the Information Agent.

     PLEASE DO NOT ENCLOSE YOUR PROXY CARD RELATING TO THE ITT SPECIAL MEETING WITH THE ENCLOSED FORM OF ELECTION; YOUR PROXY CARD SHOULD BE RETURNED IN THE POSTAGE PAID ENVELOPE ENCLOSED WITH THE JOINT PROXY STATEMENT/PROSPECTUS FOR THAT PURPOSE.

Sincerely,

/s/ R. V. Araskog                               /s/ B. S. Sternlicht
Rand V. Araskog                                 Barry S. Sternlicht
Chairman and Chief Executive                    Chairman and Chief Executive Officer
ITT Corporation                                 Starwood Hotels & Resorts Trust and
                                                Chairman of the Board of Directors of
                                                Starwood Hotels & Resorts Worldwide, Inc.